Exhibit 10.6
EXECUTION VERSION
REIMBURSEMENT AND GUARANTY AGREEMENT
dated as of April 29, 2011
among
DELEK US HOLDINGS, INC.,
LION OIL COMPANY,
LION OIL TRADING & TRANSPORTATION, INC.,
and
GOLDMAN SACHS LENDING PARTNERS LLC

APPENDICES:	A	Notice Addresses

SCHEDULES:	1.1	List of Existing LOCs
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership

ANNEXES:	I	Letter of Credit (Saudi)
	II	Letter of Credit (Tarfigura)
	III	Letter of Credit (Chevron)

EXHIBITS:
	A	Opinions of Counsel
	B-1	Closing Date Certificate
	B-2	Solvency Certificate
	C	Pledge and Security Agreement
	D	Incumbency Certificate

REIMBURSEMENT AND GUARANTY AGREEMENT
This REIMBURSEMENT AND GUARANTY AGREEMENT, dated as of April 29, is entered into by and among DELEK US HOLDINGS, INC., a Delaware corporation (“DUHI”), LION OIL COMPANY, an Arkansas corporation (“Lion”), LION OIL TRADING & TRANSPORTATION, INC., an Arkansas corporation (“LOTT”) and GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, Ergon, Inc., a Mississippi corporation (“Ergon”), is obligated to reimburse the banks listed on Schedule 1.1 for payments made by such banks under the letters of credit listed on Schedule 1.1 (the “Existing LOCs”) issued by such banks in support of oil purchase transactions entered into from time to time by LOTT, which is a wholly-owned subsidiary of Lion;
WHEREAS, simultaneously with the execution and delivery of this Agreement (a) DUHI is acquiring from Ergon, pursuant to the terms and conditions of the Acquisition Agreement, all of the Equity Interests in Lion owned by Ergon (the “Acquisition”) and (b) at the request of and as a financial accommodation to DUHI, Goldman Sachs is procuring the issuance by the Issuing Bank to Ergon of certain letters of credit, copies of which are attached as Annexes I, II and III (as amended, restated, or otherwise modified from time to time, each a “Letter of Credit” and collectively, the “Letters of Credit”), entitling Ergon to make drawings thereunder to reimburse itself if and when it reimburses the issuers of the Existing LOCs for payments made by them thereunder;
WHEREAS, Goldman Sachs and its Affiliate, Goldman Sachs Group, Inc. (“Goldman Sachs Group”), have entered into a reimbursement agreement with the Issuing Bank (as amended, restated, or otherwise modified from time to time, the “BNY Reimbursement Agreement”), pursuant to which Goldman Sachs Group has agreed to reimburse the Issuing Bank for payments made by the Issuing Bank under the Letters of Credit and to indemnify and make other payments to the Issuing Bank under certain circumstances, and Goldman Sachs has agreed to guarantee amounts owed by Goldman Sachs Group under the BNY Reimbursement Agreement all as set forth more fully in the BNY Reimbursement Agreement;
WHEREAS, LOTT has agreed on the terms and conditions hereof to reimburse, and to indemnify Goldman Sachs and hold Goldman Sachs harmless for and against, certain amounts paid or payable by Goldman Sachs to the Issuing Bank under the BNY Reimbursement Agreement, all as more particularly set forth herein; and
WHEREAS, the Guarantors have agreed to guarantee the obligations of LOTT hereunder, and Lion and LOTT have agreed to secure their respective Obligations by granting to Goldman Sachs a First Priority Lien on certain of their respective assets;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“Acknowledgement Agreement” means that certain Acknowledgement Agreement, dated as of April 29, 2011, among Aron, LOTT, Lion and Bank Leumi USA, as collateral agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Acquisition” as defined in the recitals.
“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of March 17, 2011, among Ergon, Lion and DUHI.
“Acquisition Documents” means the Acquisition Agreement and the Related Agreements (as defined in the Acquisition Agreement as in effect on the date hereof).
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of DUHI or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of DUHI or any of its Subsidiaries, threatened against or affecting DUHI or any of its Subsidiaries or any property of DUHI or any of its Subsidiaries.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” means this Reimbursement and Guaranty Agreement, dated as of April 29, 2011 as it may be amended, restated, supplemented or otherwise modified from time to time.
“Applicable Margin’’ means 3.25% per annum
“Aron” means J. Aron & Company.
“Aron Agreement” means that certain Master Supply and Offtake Agreement, dated as of April 29, 2011, among Aron, Lion and LOTT.

“Aron Lien” means, collectively, the Liens granted in favor of Aron pursuant to the terms of the Aron Agreement and the Pledge and Security Agreement.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or assistant treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Goldman Sachs as to the authority of such Authorized Officer.
“Backstopped Saudi LOC” as defined in Section 2.6(b).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the sum of (a) the Eurodollar Rate that would be payable on such day plus (b) 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“BNY Reimbursement Agreement” as defined in the recitals.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Change of Control” means, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Investor (a) shall have acquired beneficial ownership or control of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent; (ii) Parent shall cease to beneficially own and control at least 51% on a fully diluted basis of the economic and voting interests in the Equity Interests of DUHI; (iv) DUHI shall cease to beneficially own and control at least 85.0% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lion; (v) Lion shall cease to beneficially own and control at least 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of LOTT; (vi) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors of Parent on the Closing Date or (b) were nominated for election by the board of directors of Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by 60% of such directors.

“Closing Date” means the date hereof.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B-1.
“Collateral” as defined in the Pledge and Security Agreement.
“Collateral Account” as defined in the Pledge and Security Agreement.
“Collateral Documents” means the Pledge and Security Agreement, the Acknowledgement Agreement, and all other instruments, documents and agreements delivered by or on behalf of any Obligor pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Goldman Sachs, a Lien on any real, personal or mixed property of that Obligor as security for the Obligations.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Credit Document” means any of this Agreement, the Collateral Documents and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of an Obligor for the benefit of Goldman Sachs in connection herewith on or after the date hereof.
“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with DUHI’s and its Subsidiaries’ operations and not for speculative purposes.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, or (iii) provides for the scheduled payments or dividends in cash.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“DUHI” as defined in the preamble.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, DUHI or any of its ERISA Affiliates.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to DUHI or any of its Subsidiaries or any Facility.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Ergon” as defined in the recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of DUHI shall continue to be considered an ERISA Affiliate of DUHI within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of DUHI and with respect to liabilities arising after such period for which DUHI could be liable under the Internal Revenue Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by DUHI or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to DUHI or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on DUHI or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of DUHI or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by DUHI or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on DUHI or any of its ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against DUHI or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the disqualification of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Eurodollar Rate” means, on any date of determination, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Goldman Sachs to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JP Morgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Obligations for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such date.
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Existing LOCs” as defined in the recitals.
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by DUHI or any of its Subsidiaries or any of their respective predecessors.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (effective as of the date hereof) and any regulations promulgated thereunder.
“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Goldman Sachs on such day on such transactions as determined by Goldman Sachs.
“Fee Letter” as defined in Section 9.19.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of DUHI that such financial statements fairly present, in all material respects, the financial condition of DUHI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“Financing Agreement” means that certain Financing Agreement, dated as of April 29, 2011, by and among Lion, as the borrower, certain subsidiaries of Lion, as guarantors, the lenders parties thereto from time to time, Israel Discount Bank of New York and Bank Hapoalim, as Co-Documentation Agents, and Bank Leumi USA, as amended, restated, supplemented or otherwise modified from time to time.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, except as expressly set forth in the Aron Agreement and the Pledge and Security Agreement, such Lien is the only Lien to which such Collateral is subject.
“Fiscal Quarter” means, with respect to any Person, a fiscal quarter of any Fiscal Year of such Person.
“Fiscal Year” means (x) the fiscal year of DUHI and its Subsidiaries ending on December 31 of each calendar year and (y) the fiscal year of Lion and its Subsidiaries ending on April 30 of each calendar year.
“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Goldman Sachs” as defined in the preamble.
“Goldman Sachs Group” as defined in the recitals.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“GS Related Parties” as defined in Section 2.1(a).
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantors” means, collectively, Lion and DUHI.
“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to Goldman Sachs which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (A) the audited financial statements of DUHI and its Subsidiaries (other than Lion and any of its Subsidiaries) for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, certified by the chief financial officer of DUHI that they fairly present, in all material respects, the financial condition of DUHI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (B) (i) the audited financial statements of Lion and its Subsidiaries for the immediately preceding two Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Lion and its Subsidiaries as of January 31, 2011, together with corresponding unaudited consolidated interim statements of operations for the nine-month periods ending January 31, 2011 and 2010 and unaudited interim combined statements of cash flows for the nine-month periods ending January 31, 2011 and 2010.
“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity

Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Goldman Sachs’ agreement to enter into the BNY Reimbursement Agreement and procure the Letters of Credit, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral (including any handling, use, refining, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Collateral) or the enforcement of the Guaranty)); (ii) the Fee Letter delivered by Goldman Sachs to LOTT with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of DUHI or any of its Subsidiaries, including any contamination of any Collateral or natural resources arising in connection with the use, handling, storage, transport or disposal of any such Collateral, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances.

“Indemnitee” as defined in Section 9.3.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with DUHI’s and its Subsidiaries’ operations and not for speculative purposes.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Issuing Bank” means Bank of New York Mellon, together with its permitted successors and assigns in such capacity.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Letters of Credit” as defined in the recitals.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Lion” as defined in the preamble.
“LOTT” as defined in the preamble.
“Margin Stock” as defined in Regulation U.
“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of DUHI and its Subsidiaries taken as a whole; (ii) the ability of any Obligor to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against an Obligor of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, Goldman Sachs under any Credit Document.
“Material Contract” means each of (i) the Purchase Agreement, (ii) the Aron Agreement and (iii) any Required Storage and Transportation Arrangement (under and as defined in the Aron Agreement as in effect on the Closing Date), in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness were to be terminated as of that date).
“New Letter of Credit” as defined in Section 2.6(b).
“Obligations” means all obligations of every nature of each Obligor from time to time owed to GS Related Parties under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Obligor, would have accrued on any Obligation, whether or not a claim is allowed against such Obligor for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
“Obligee Guarantor” as defined in Section 7.6.
“Obligors” means LOTT and the Guarantors.
“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
“Parent” means Delek Group Ltd., a company organized under the laws of Israel.
“PATRIOT Act” as defined in Section 3.1(o).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Investor” means Delek Group Ltd., a company organized under the laws of Israel.
“Permitted Liens” means:
(a) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by customary or appropriate proceedings and for which adequate reserves have been set aside on such Person’s books; and
(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing rental, storage, throughput, handling or other fees or charges owing from time to time (other than Indebtedness for borrowed money) that are not overdue or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by LOTT and Lion substantially in the form of Exhibit C, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Goldman Sachs may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Principal Office” means Goldman Sachs’ “Principal Office” as set forth on Appendix A, or such other office or office of a third party or sub-agent, as appropriate, as such Goldman Sachs may from time to time designate in writing to LOTT.
“Projections” as defined in Section 4.8.
“Purchase Agreement” means that certain Crude Oil Sales Agreement, dated as of May 1, 2010, between Saudi Aramco and LOTT, as amended, amended and restated, supplemented or otherwise modified.
“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Agreements” means, collectively, each of the Acquisition Documents, the Financing Agreement and each of the Material Contracts.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Saudi Aramco” means Saudi Arabian Oil Company.
“Saudi Letter of Credit” as defined in Section 2.6(a).
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer of DUHI substantially in the form of Exhibit B-2.
“Solvent” means, with respect to any Obligor, that as of the date of determination, both (i) (a) the sum of such Obligor’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Obligor’s present assets; (b) such Obligor’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. For the avoidance of doubt, because the Acquisition is being consummated simultaneously with the execution and delivery of this Agreement, Lion, LOTT and their respective Subsidiaries shall be deemed to be Subsidiaries of DUHI for all purposes under this Agreement.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of Goldman Sachs, its lending office) is located on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of Goldman Sachs, its applicable lending office).
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by DUHI to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(c), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.
1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

SECTION 2. REIMBURSEMENT OBLIGATIONS; SUBSTITUTION AND EXTENSIONS; CASH COLLATERAL
2.1. Letters of Credit and Reimbursement Obligations.
(a) In the event Goldman Sachs or any of its Affiliates (collectively, the “GS Related Parties”) has made any payment under the BNY Reimbursement Agreement, Goldman Sachs shall promptly notify LOTT, and LOTT shall reimburse such GS Related Party on or before the Business Day immediately following the date on which such payment is made in an amount equal to the amount of such payment; provided that (i) LOTT shall not be obligated to reimburse the GS Related Parties for the amount of any fronting fees paid to the Issuing Bank under the BNY Reimbursement Agreement at a rate in excess of the lesser of 25 basis points per annum or 50% of the rate payable by the GS Related Parties and (ii) in the event that the BNY Reimbursement Agreement is amended, supplemented or modified after the date hereof, LOTT shall not be obligated to reimburse any GS Related Party for any additional costs or expenses incurred by a GS Related Party as the result of any such amendment, supplement or modification not consented to by LOTT.
(b) Without duplication of any obligation of LOTT under Sections 2.1(a) or 9.2, LOTT hereby agrees to protect, indemnify, pay and save harmless the GS Related Parties from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such GS Related Parties may incur or be subject to as a consequence, direct or indirect, of the entering into of the BNY Reimbursement Agreement by any GS Related Party, other than as a result of the gross negligence or willful misconduct of such GS Related Party as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(c) Obligations Absolute. The obligations of LOTT under this Section 2.1 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Existing LOC or Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Ergon, any Obligor, any GS Related Party or the Issuing Bank may have at any time against a beneficiary or any transferee of the Letters of Credit (or any Persons for whom any such transferee may be acting), Ergon, any Obligor, any GS Related Party or the Issuing Bank, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Obligor or one of its Subsidiaries and the beneficiary for which any Existing LOC or Letter of Credit was procured); (iii) any draft or other document presented under any Existing LOC or Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of DUHI or any of its Subsidiaries; (v) any breach hereof or of any other Credit Document by any party thereto; (vi) the fact that an Event of Default or a Default shall have occurred and be continuing; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided, in each case, that payment by any GS Related Party under the BNY Reimbursement Agreement shall not have constituted gross negligence or willful misconduct of such GS Related Party under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

2.2. Interest on Obligations. Except as otherwise set forth herein, any amount due and owing hereunder and not paid when due shall bear interest payable on demand at the Base Rate plus the Applicable Margin, which interest shall accrue, (x) in the case of amounts owing under Section 2.1(a) hereof, from the date of the payment by Goldman Sachs under the BNY Reimbursement Agreement in respect of which such overdue amount is owed and (y) in the case of all other amounts, from the date such payment is due hereunder.
2.3. Fees.
(a) LOTT agrees to pay to Goldman Sachs:
(i) an arrangement fee equal to $1,250,000, which fee shall be due and payable on the Closing Date;
(ii) commitment fees equal to 4.25%, per annum, times the average aggregate daily maximum amount available to be drawn under the Letters of Credit (determined as of the close of business on any date of determination), which fee shall accrue from the Closing Date; and
(iii) solely in the event that LOTT elects, in its sole discretion to extend the Letters of Credit beyond the initial expiration date of July 31, 2011, a one-time duration fee equal to 0.50% of the aggregate face amount of the Letters of Credit extended beyond July 31, 2011, which fee shall be due payable on the date of such extension.
(b) All fees referred to in Section 2.3(a)(ii) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last Business Day of each month, commencing on the first such date to occur after the Closing Date.
(c) In addition to any of the foregoing fees, LOTT agrees to pay to Goldman Sachs such other fees in the amounts and at the times separately agreed upon in writing.
2.4. General Provisions Regarding Payments.
(a) All payments by LOTT of the Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Goldman Sachs not later than 2:00 p.m. (New York City time) on the date due at the Principal Office of Goldman Sachs; for purposes of computing interest and fees, funds received by Goldman Sachs after that time on such due date shall be deemed to have been paid by LOTT on the next succeeding Business Day.
(b) Whenever any payment to be made hereunder with respect to any amount shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(c) Goldman Sachs shall deem any payment by or on behalf of LOTT hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Goldman Sachs until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Goldman Sachs shall give prompt telephonic notice to LOTT if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.2 from the date such amount was due and payable until the date such amount is paid in full.
(d) If an Event of Default shall have occurred and not otherwise been waived, all payments or proceeds received Goldman Sachs in respect of any of the Obligations, shall be applied to the Obligations in such order as it shall determine in its sole discretion.
2.5. Taxes; Withholding, Etc.
(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Obligor hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of Goldman Sachs) imposed, levied, collected, withheld or assessed by any Governmental Authority.
(b) Withholding of Taxes. If any Obligor or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Obligor to Goldman Sachs under any of the Credit Documents: (i) LOTT shall notify Goldman Sachs of any such requirement or any change in any such requirement as soon as LOTT becomes aware of it; (ii) LOTT shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Obligor) for its own account or (if that liability is imposed on Goldman Sachs) on behalf of and in the name of Goldman Sachs; (iii) unless otherwise provided on this Section 2.5, the sum payable by such Obligor in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Goldman Sachs receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, LOTT shall deliver to Goldman Sachs evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, with respect to any United States federal withholding tax, no such additional amount shall be required to be paid to Goldman Sachs under clause (iii) above except to the extent that any change after the date hereof (in the case of Goldman Sachs listed on the signature pages hereof on the Closing Date) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof in respect of payments to Goldman Sachs.

(c) Notwithstanding anything to the contrary, LOTT shall not be required to pay any additional amount pursuant to Section 2.5(b) with respect to any United States federal withholding tax imposed on any “withholdable payments” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.
(d) LOTT shall indemnify Goldman Sachs for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.5(b) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5) paid by Goldman Sachs or any of its Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Obligor shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Obligor’s receipt of such certificate.
(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5 (including additional amounts pursuant to this Section 2.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
2.6. Substitutions and Extensions.
(a) At the request of LOTT, Goldman Sachs shall procure the extension of the expiration date of the Letter of Credit substantially in the form of Annex I (the “Saudi Letter of Credit”) to a date not later than June 27, 2011.

(b) At the request of LOTT, Goldman Sachs shall use commercially reasonable efforts to procure the issuance by the Issuing Bank to Saudi Aramco, in exchange for the Saudi Letter of Credit, a letter of credit (the “New Letter of Credit”) in an amount equal to the then-undrawn amount of the Saudi Letter of Credit and otherwise having the same commercial terms and conditions substantially similar to those of the outstanding letter of credit issued to Saudi Aramco backstopped by the Saudi Letter of Credit (the “Backstopped Saudi LOC”), except that the New Letter of Credit shall have an initial expiration date requested by LOTT not later than September 30, 2011. From time to time at the request of LOTT, Goldman Sachs shall use commercially reasonable efforts to cause the amount and/or expiration date of the New Letter of Credit to be amended, provided that (i) LOTT shall not be entitled to request amendments to the New Letter of Credit more than twice in any calendar month, (ii) in no event shall the amount of the New Letter of Credit exceed $75,018,958.34 and in no event shall the expiration date of the New Letter of Credit fall after September 30, 2011. Upon the issuance of the New Letter of Credit, it shall be deemed to be a “Letter of Credit” for all purposes of the Credit Documents.
(c) The obligations of Goldman Sachs under Section 2.6(a) to procure an extension of the expiration date of the Saudi Letter of Credit and under Section 2.6(b) to procure the issuance of the New Letter of Credit and to allow or procure an extension any extension of the expiration date of the New Letter of Credit is subject to the conditions precedent that, on the date of such extension or issuance, as the case may be, (i) there shall not have occurred and be continuing any Default or Event of Default and (ii) all representations and warranties made by the Obligors in this Agreement and the Pledge and Security Agreement shall be true and correct on and as of such date as if made on and as of such date unless relating to a specific date when first made (and the Obligors shall be deemed on such date to represent and warrant that such conditions precedent are satisfied). The obligation of Goldman Sachs under Section 2.6(b) to procure the issuance of the New Letter of Credit is subject to the further additional condition precedent that LOTT shall have provided evidence reasonably satisfactory to Goldman Sachs that the Saudi Letter of Credit and the Backstopped Saudi LOC have been cancelled.
(d) LOTT shall use commercially reasonable efforts to enable the exchange of the New Letter of Credit for the Saudi Letter of Credit to occur.
2.7. Cash Collateral. DUHI shall cause $35,000,000 to be deposited into the Collateral Account on the date hereof. If the Saudi Letter of Credit remains outstanding after May 19, 2011 for any reason other than a breach by Goldman Sachs of its obligations to use commercially reasonable efforts to procure the issuance of the New Letter of Credit in exchange therefor, DUHI shall on May 20, 2011 remit $20,000,000 to Goldman Sachs for deposit into the Collateral Account to be held as additional Collateral thereunder, provided that if at any time thereafter such exchange occurs, the Collateral Agent shall cause $20,000,000 to be released to DUHI from the Collateral Account so long as no Default or Event of Default shall have occurred and be continuing. In addition, at the request of DUHI, Goldman Sachs shall cause $10,000,000 to be released to DUHI from the Collateral Account if at the time of the request, no Letter of Credit is outstanding other than the New Letter of Credit and no Default or Event of Default shall have occurred and be continuing.

SECTION 3. CONDITIONS PRECEDENT
3.1. Closing Date. The Obligors acknowledge that the procuring by Goldman Sachs of the issuance of the Letters of Credit was subject to the satisfaction of the following conditions on or before the Closing Date:
(a) Credit Documents. The receipt by Goldman Sachs of sufficient copies of each Credit Document as Goldman Sachs shall have requested, originally executed and delivered by each applicable Obligor.
(b) Organizational Documents; Incumbency. The receipt by Goldman Sachs of, in respect of each Obligor, (i) sufficient copies of each Organizational Document as Goldman Sachs shall have requested, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Obligor; (iii) resolutions of the Board of Directors or similar governing body of such Obligor approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Obligor’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto; (v) signature and incumbency certificates of one or more officers of LOTT who are authorized to execute notices delivered under this Agreement, in substantially the form of Exhibit D hereto (with such amendments or modifications as may have been approved by Goldman Sachs) and (vi) such other documents as Goldman Sachs may have reasonably requested.
(c) Organizational and Capital Structure. The organizational structure and capital structure of DUHI and its Subsidiaries, both before and after giving effect to the Acquisition, shall have been as set forth on Schedule 4.2.
(d) Consummation of the Acquisition.
(i) (1) The satisfaction or waiver (with the consent of Goldman Sachs) of all conditions to the Acquisition set forth in the Acquisition Agreement and (2) the effectiveness of the Acquisition in accordance with the terms of the Acquisition Documents.
(ii) The receipt by Goldman Sachs of a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Full force and effectiveness of each Related Agreement, including terms and provisions reasonably satisfactory to Goldman Sachs, without modification or waiver of any provision thereof in any respect determined by Goldman Sachs to be material, in each case without the consent of Goldman Sachs.
(e) Governmental Authorizations and Consents. Each Obligor having obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements, and the full force and effectiveness of each of the foregoing in form and substance reasonably satisfactory to Goldman Sachs. Expiration of all applicable waiting periods without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and the absence of any pending action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing, and expiration of the time for any applicable agency to take action to set aside its consent on its own motion.

(f) Personal Property Collateral. In order to create in favor of Goldman Sachs, a valid, perfected First Priority security interest in the personal property Collateral, receipt by Goldman Sachs from each of LOTT and Lion of:
(i) evidence satisfactory to Goldman Sachs of the compliance by each of LOTT and Lion of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
(ii) opinions of counsel (which counsel shall have been reasonably satisfactory to Goldman Sachs) with respect to the creation and perfection of the security interests in favor of Goldman Sachs in such Collateral and such other matters governed by the laws of each jurisdiction in which any Obligor or any personal property Collateral is located as Goldman Sachs may have reasonably requested, in each case in form and substance reasonably satisfactory to Goldman Sachs; and
(iii) evidence that each of LOTT and Lion have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument reasonably required by Goldman Sachs.
(g)  Financial Statements; Projections. Receipt by Goldman Sachs from DUHI of (i) the Historical Financial Statements and (ii) the Projections.
(h) Evidence of Insurance. Receipt by Goldman Sachs of a certificate from the applicable Obligor’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Goldman Sachs, as additional insured and loss payee thereunder to the extent required under Section 5.5.
(i) Opinions of Counsel to Obligors. Receipt by Goldman Sachs and its counsel of originally executed copies of the favorable written opinions of Bass Berry Sims PLC, counsel for Obligors, in the form of Exhibit A and as to such other matters as Goldman Sachs may have reasonably requested, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Goldman Sachs.
(j) Fees. Payment by LOTT to Goldman Sachs of the fees payable on or before the Closing Date referred to in Section 2.3(a)(i) and all expenses payable pursuant to Section 9.2 which have accrued to the Closing Date.
(k) Solvency Certificate. On the Closing Date, receipt by Goldman Sachs of a Solvency Certificate from DUHI and Lion, respectively, scope and substance satisfactory to Goldman Sachs, certifying that after giving effect to the consummation of the Acquisition and any rights of contribution, (i) DUHI and its Subsidiaries, taken as a whole, and (ii) Lion and its Subsidiaries, taken as a whole, is and will be Solvent.

(l) Closing Date Certificate. Delivery by DUHI and LOTT to Goldman Sachs of an originally executed Closing Date Certificate, together with all attachments thereto.
(m) No Litigation. The absence of action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Goldman Sachs, singly or in the aggregate, materially impairs the Acquisition, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could have a Material Adverse Effect.
(n) Completion of Proceedings. Consummation of all partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and delivery of all documents incidental thereto not previously found acceptable by Goldman Sachs and its counsel in form and substance satisfactory to Goldman Sachs and such counsel, and receipt by Goldman Sachs and such counsel of all such counterpart originals or certified copies of such documents as Goldman Sachs may have reasonably requested.
(o) Receipt by Goldman Sachs of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).
(p) The representations and warranties contained herein and in the other Credit Documents being true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties being true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(q) No event shall have occurred and be continuing or would result from the execution and delivery by each Obligor of this Agreement that would constitute an Event of Default or a Default.

SECTION 4. REPRESENTATIONS AND WARRANTIES
In order to induce Goldman Sachs to enter into this Agreement, to enter into the BNY Reimbursement Agreement and to procure the issuance of the Letters of Credit, each Obligor represents and warrants to Goldman Sachs on the Closing Date that the following statements are true and correct:
4.1. Organization; Requisite Power and Authority; Qualification. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2. Equity Interests and Ownership. Schedule 4.2 correctly sets forth the ownership interest of DUHI and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Acquisition.
4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Obligor that is a party thereto.
4.4. No Conflict. The execution, delivery and performance by Obligors of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Obligor, (ii) any of the Organizational Documents of any Obligor, or (iii) any order, judgment or decree of any court or other agency of government binding on any Obligor; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of DUHI, Lion or any of Lion’s Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Obligor (other than the Liens created under any of the Credit Documents in favor of Goldman Sachs and the Aron Lien); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Obligor, except for such approvals or consents as have been obtained on or before, and are in full force and effect on, the Closing Date and disclosed in writing to Goldman Sachs.
4.5. Governmental Consents. The execution, delivery and performance by Obligors of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Acquisition Agreement, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Goldman Sachs for filing and/or recordation, as of the Closing Date.
4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Obligor that is a party thereto and is the legally valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither DUHI nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of DUHI and any of its Subsidiaries taken as a whole.
4.8. Projections. On and as of the Closing Date, the projections of DUHI and its Subsidiaries for the period of Fiscal Year 2011 through and including Fiscal Year 2015 (the “Projections”) are based on good faith estimates and assumptions made by the management of DUHI; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of DUHI believed that the Projections were reasonable and attainable.
4.9. No Material Adverse Effect. Since December 31, 2010, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.
4.10. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither DUHI nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of DUHI and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon DUHI and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except where failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. To the knowledge of DUHI, no tax Lien has been filed (except as permitted under Section 6.1) and no claim is being asserted, with respect to any such tax, fee or other charge which is not being actively contested by DUHI or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12. Environmental Matters. Neither DUHI nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither DUHI nor any of its Subsidiaries has received any letter or request for information under Section 94 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law where any such notice or request for information, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of DUHI’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against DUHI or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither DUHI nor any of its Subsidiaries nor, to any Obligor’s knowledge, any predecessor of DUHI or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility where any such treatment, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to DUHI or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
4.13. No Defaults. Neither DUHI nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.14. Governmental Regulation. Neither DUHI nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither DUHI nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.15. Federal Reserve Regulations; Exchange Act. None of DUHI, LOTT or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

4.16. Employee Matters. Neither DUHI nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against DUHI or any of its Subsidiaries, or to the best knowledge of DUHI and LOTT, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against DUHI or any of its Subsidiaries or to the best knowledge of DUHI and LOTT, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving DUHI or any of its Subsidiaries, and (c) to the best knowledge of DUHI and LOTT, no union representation question existing with respect to the employees of DUHI or any of its Subsidiaries and, to the best knowledge of DUHI and LOTT, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
4.17. Employee Benefit Plans. DUHI, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by DUHI, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of DUHI, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by DUHI, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of DUHI, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. DUHI, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
4.18. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to Goldman Sachs.

4.19. Solvency. Each Obligor is and, upon the incurrence of any Obligation by any Obligor on any date on which this representation and warranty is made, will be, Solvent.
4.20. Related Agreements.
(a) Delivery. DUHI and LOTT have delivered to Goldman Sachs complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.
(b) Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Acquisition set forth in the Acquisition Agreement have been duly satisfied or, with the consent of Goldman Sachs, waived, and (ii) the Acquisition has been consummated in accordance with the Acquisition Agreement and all applicable laws.
4.21. Compliance with Statutes, Etc. Each of DUHI and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws governing its business and the requirements of any permits issued under such Environmental Laws the operations of DUHI or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.22. Disclosure. No representation or warranty of any Obligor contained in any Credit Document or in any other documents, certificates or written statements furnished to Goldman Sachs by or on behalf of DUHI or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to DUHI or LOTT, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by DUHI or LOTT to be reasonable at the time made, it being recognized by Goldman Sachs that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to DUHI or LOTT (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Goldman Sachs for use in connection with the transactions contemplated hereby.
4.23. PATRIOT Act. To the extent applicable, each Obligor is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

SECTION 5. AFFIRMATIVE COVENANTS
Each Obligor covenants and agrees that, so long as this Agreement is in effect and until payment in full of all Obligations, each Obligor shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1. Financial Statements and Other Reports. DUHI will deliver to Goldman Sachs:
(a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date (or, in the case clause (y) below for the month ending Aril 30, 2011, 90 days after the end of such month), commencing with the month in which the Closing Date occurs, (x) a consolidated operating income statement for DUHI and its Subsidiaries (other than Lion and its Subsidiaries) reflecting earnings to a contribution margin level, but excluding adjustments made in accordance with GAAP that are calculated solely on a quarterly basis, for the period from the beginning of the then current Fiscal Year to the end of such month and (y) a consolidated operating income statement for Lion and its Subsidiaries reflecting earnings to a contribution margin level, but excluding adjustments made in accordance with GAAP that are calculated solely on a quarterly basis, for the period from the beginning of the then current Fiscal Year to the end of such month in each case, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first month for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification;
(b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, (x) the consolidated balance sheets of DUHI and its Subsidiaries (other than Lion and its Subsidiaries) as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of DUHI and its Subsidiaries (other than Lion and its Subsidiaries) for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and (y) the consolidated balance sheets of Lion and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Lion and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, in each case, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification;
(c) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of DUHI and its Subsidiaries delivered pursuant to Section 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Goldman Sachs;

(d) Notice of Default. Promptly upon any officer of DUHI or LOTT obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to DUHI or LOTT with respect thereto; (ii) that any Person has given any notice to DUHI or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action LOTT has taken, is taking and proposes to take with respect thereto;
(e) Notice of Litigation. Promptly upon any officer of DUHI or LOTT obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by LOTT to Goldman Sachs, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to DUHI or LOTT to enable Goldman Sachs and its counsel to evaluate such matters;
(f) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action DUHI or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by DUHI or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by DUHI or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Goldman Sachs shall reasonably request;
(g) Information Regarding Collateral. (a) LOTT will furnish to Goldman Sachs prompt written notice of any change (i) in any Obligor’s corporate name, (ii) in any Obligor’s identity or corporate structure, (iii) in any Obligor’s jurisdiction of organization or (iv) in any Obligor’s Federal Taxpayer Identification Number or state organizational identification number. LOTT agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Goldman Sachs to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. LOTT also agrees promptly to notify Goldman Sachs if any material portion of the Collateral is damaged or destroyed; and

(h) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by DUHI to its security holders acting in such capacity or by any Subsidiary of DUHI to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of DUHI to its security holders other than DUHI or another Subsidiary of DUHI, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by DUHI or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by DUHI or any of its Subsidiaries to the public concerning material developments in the business of DUHI or any of its Subsidiaries, and (B) such other information and data with respect to DUHI or any of its Subsidiaries as from time to time may be reasonably requested by Goldman Sachs.
5.2. Existence. Except as otherwise permitted under Section 6.2, each Obligor will, and Lion will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits related to its business, except where failure to so keep any rights and franchises, licenses and permits could not reasonably be expected to cause a Material Adverse Effect.
5.3. Payment of Taxes and Claims. Each Obligor will, and Lion will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Obligor will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than DUHI or any of its Subsidiaries).
5.4. Maintenance of Properties. Lion will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (in all material respects), ordinary wear and tear, damage by casualty and condemnation excepted all material properties used or useful in the business of DUHI and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5. Insurance. DUHI will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance, open cargo insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of DUHI and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, DUHI will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Goldman Sachs as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy and open cargo policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Goldman Sachs, that names Goldman Sachs as the loss payee thereunder and provide for at least thirty days’ prior written notice to Goldman Sachs of any modification or cancellation of such policy. Upon request of Goldman Sachs, DUHI will furnish or cause to be furnished to Goldman Sachs copies of the applicable policies and all renewals thereof or, if not available, copies of the binders covering the Collateral. Goldman Sachs shall not be responsible for the solvency of any company issuing any insurance policy, whether or not selected or approved by it, or for the collection of any amounts due under any such policy.
5.6. Books and Records; Inspections. Each Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Obligor will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Goldman Sachs to visit and inspect any of the properties of any Obligor and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
5.7. Compliance with Laws. Each Obligor will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.8. Environmental.
(a) Environmental Disclosure. DUHI will deliver to Goldman Sachs:
(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of DUHI or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to material environmental matters at any Facility or with respect to any material Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any material Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by DUHI or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) DUHI or LOTT’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii) as soon as practicable following the sending or receipt thereof by DUHI or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any material Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether DUHI or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;
(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by DUHI or any of its Subsidiaries that could reasonably be expected to (A) expose DUHI or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of DUHI or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by DUHI or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject DUHI or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Goldman Sachs in relation to any matters disclosed pursuant to this Section 5.8(a).
(b) Hazardous Materials Activities, Etc. Each Obligor shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Obligor or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Obligor or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Further Assurances. At any time or from time to time upon the request of Goldman Sachs, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Goldman Sachs or Goldman Sachs may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Obligor shall take such actions as Goldman Sachs may reasonably request from time to time to ensure that the Obligations are guarantied by each Guarantor and are secured by the Collateral.
5.10. Oil Transactions. Each Obligor shall, and shall cause its Subsidiaries to, (a) comply in all respects with its material obligations under any Material Contract, (b) enforce, defend and protect all of its material rights contained in any of the Material Contract, (c) take all reasonable and necessary actions to prevent the termination or cancellation of any of the Material Contract; provided that the foregoing shall not prohibit any Obligor or any Subsidiary thereof from permitting a Material Contract to expire in accordance with its terms and (d) provide Goldman Sachs with any documents or other information related to any Material Contract or the transactions thereunder as reasonably requested by Goldman Sachs.
SECTION 6. NEGATIVE COVENANTS
Each Obligor covenants and agrees that, so long as this Agreement is in effect and until payment in full of all Obligations, such Obligor shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1. Liens. No Obligor shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to the Collateral, other than (i) the Liens created under any of the Credit Documents, (ii) the Aron Lien and (iii) so long as the Liens created under the Credit Documents are First Priority Liens, Permitted Liens.
6.2. Fundamental Changes. No Obligor shall, nor shall Lion permit any of its Subsidiaries to, enter into and consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, assets or property, except that any Subsidiary of DUHI that is not an Obligor may be merged with or into any other Subsidiary of DUHI that is not an Obligor.
6.3. Conduct of Business. From and after the Closing Date, no Obligor shall, nor shall Lion permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Obligor on the Closing Date and similar or related businesses and customary ancillary businesses associated therewith and (ii) such other lines of business as may be consented to by Goldman Sachs.
6.4. Amendments or Waivers of Organizational Documents and Certain Related Agreements. No Obligor shall nor shall Lion permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its material rights or obligations under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Goldman Sachs to such amendment, restatement, supplement or other modification or waiver.

SECTION 7. GUARANTY
7.1. Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Goldman Sachs the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
7.2. Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Goldman Sachs may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of LOTT to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Goldman Sachs an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for LOTT’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against LOTT for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Goldman Sachs as aforesaid.
7.3. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b) Goldman Sachs may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between LOTT and Goldman Sachs with respect to the existence of such Event of Default;
(c) the obligations of each Guarantor hereunder are independent of the obligations of LOTT and the obligations of any other guarantor (including any other Guarantor) of the obligations of LOTT, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against LOTT or any of such other guarantors and whether or not LOTT is joined in any such action or actions;
(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Goldman Sachs is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release any Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) Goldman Sachs, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Goldman Sachs in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Goldman Sachs may have against any such security, in each case as Goldman Sachs in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Obligor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and
(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Goldman Sachs might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Goldman Sachs’ consent to the change, reorganization or termination of the corporate structure or existence of DUHI or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which LOTT may allege or assert against Goldman Sachs in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.4. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Goldman Sachs: (a) any right to require Goldman Sachs, as a condition of payment or performance by such Guarantor, to (i) proceed against LOTT, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from LOTT, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of Goldman Sachs in favor of any Obligor or any other Person, or (iv) pursue any other remedy in the power of Goldman Sachs whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of LOTT or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of LOTT or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Goldman Sachs’ errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Goldman Sachs protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to LOTT and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against LOTT or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against LOTT with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Goldman Sachs now has or may hereafter have against LOTT, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Goldman Sachs. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against LOTT or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Goldman Sachs may have against LOTT, to all right, title and interest Goldman Sachs may have in any such collateral or security, and to any right Goldman Sachs may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Goldman Sachs and shall forthwith be paid over to Goldman Sachs for the benefit of Goldman Sachs to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.6. Subordination of Other Obligations. Any Indebtedness of LOTT or any other Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Goldman Sachs and shall forthwith be paid over to Goldman Sachs to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
7.7. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
7.8. Authority of Guarantors or LOTT. It is not necessary for Goldman Sachs to inquire into the capacity or powers of any Guarantor or LOTT or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.9. Financial Condition of LOTT. Goldman Sachs shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of LOTT. Each Guarantor has adequate means to obtain information from LOTT on a continuing basis concerning the financial condition of LOTT and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of LOTT and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Goldman Sachs to disclose any matter, fact or thing relating to the business, operations or conditions of LOTT now known or hereafter known by Goldman Sachs.
7.10. Bankruptcy, Etc.. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Goldman Sachs, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against LOTT or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of LOTT or any other Guarantor or by any defense which LOTT or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Goldman Sachs that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve LOTT of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Goldman Sachs, or allow the claim of Goldman Sachs in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c) In the event that all or any portion of the Guaranteed Obligations are paid by LOTT, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Goldman Sachs as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 8. EVENTS OF DEFAULT
8.1. Events of Default. If any one or more of the following conditions or events shall occur:
(a) Failure to Make Payments When Due. Failure by LOTT to pay when due any reimbursement obligation, fee or other amount due hereunder within five days after the date due; or
(b) Default in Other Agreements. (i) Failure of any Obligor or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Obligor with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; (iii) any “Event of Default” (or any comparable term) shall have occurred under the Aron Agreement; or
(c) Breach of Certain Covenants. Failure of any Obligor to perform or comply with any term or condition contained in Section 2.5, Sections 5.1(a), 5.1(b) and 5.1(d), Section 5.2 or Section 6; or
(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Obligor in any Credit Document or in any statement or certificate at any time given by any Obligor or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e) Other Defaults Under Credit Documents. Any Obligor shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Obligor becoming aware of such default or (ii) receipt by LOTT of notice from Goldman Sachs of such default; or
(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of DUHI or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against DUHI or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over DUHI or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of DUHI or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of DUHI or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) DUHI or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or DUHI or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) DUHI or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of DUHI or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against DUHI or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
(i) Dissolution. Any order, judgment or decree shall be entered against any Obligor decreeing the dissolution or split up of such Obligor and such order shall remain undischarged or unstayed for a period in excess of thirty days; or
(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of DUHI or any of its ERISA Affiliates in excess of $10,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or
(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or DUHI shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Goldman Sachs shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Goldman Sachs to take any action within its control, or (iii) any Obligor shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, (A) each of the following shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Obligor: (I) the unpaid principal amount of, and any accrued interest on, the Obligations and (II) an amount equal to (x) the maximum amount that may at any time be drawn under the Letters of Credit (regardless of whether any beneficiary under such Letters of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) less (y) the amount of Collateral consisting of cash in which Lion or LOTT has created, in favor of Goldman Sachs, a valid, perfected First Priority security interest; (B) Goldman Sachs may enforce any and all Liens and security interests created pursuant to Collateral Documents; and (C) upon notice from Goldman Sachs, Borrower shall pay to Goldman Sachs such additional amounts of cash as reasonably requested by Goldman Sachs, to be held as security for Goldman Sachs’ reimbursement obligations under the BNY Reimbursement Agreement in respect of the Letters of Credit.
SECTION 9. MISCELLANEOUS
9.1. Notices. Notices Generally. Any notice or other communication herein required or permitted to be given to an Obligor or Goldman Sachs shall be sent to such Person’s address as set forth on Appendix A or in the other relevant Credit Document. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Goldman Sachs) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Goldman Sachs shall be effective until received by Goldman Sachs.

9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, LOTT agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for LOTT and the other Obligors; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by LOTT; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Goldman Sachs including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Goldman Sachs and of counsel providing any opinions that any Goldman Sachs may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Goldman Sachs and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by Goldman Sachs in connection with entry into the BNY Reimbursement Agreement, the procurement of the Letters of Credit, the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Goldman Sachs in enforcing any Obligations of or in collecting any payments due from any Obligor hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
9.3. Indemnity.
(a) In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, each Obligor agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Goldman Sachs and each of its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Obligor shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Obligor shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b) To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against Goldman Sachs and its Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and DUHI and LOTT hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Obligor also agrees that none of Goldman Sachs nor its Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Obligor or any person asserting claims on behalf of or in right of any Obligor or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, in each case, except in the case of any Obligor to the extent that any losses, claims, damages, liabilities or expenses incurred by such Obligor or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Goldman Sachs or its Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will Goldman Sachs or its Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of Goldman Sachs’ or its Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
9.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each GS Related Party is hereby authorized by each Obligor at any time or from time to time, without notice to any Obligor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by any GS Related Party to or for the credit or the account of any Obligor against and on account of the obligations and liabilities of any Obligor to any GS Related Party Sachs hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such GS Related Party shall have made any demand hereunder or (b) any amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. The rights of the GS Related Parties under this Section are in addition to other rights and remedies (including other rights of setoff) that the GS Related Parties may have.
9.5. Amendments and Waivers. No amendment, modification, termination or waiver of any provisions of the Credit Documents, or consent to any departure by any Obligor therefrom, shall in any event be effective with the written concurrence of Goldman Sachs and each Obligor.

9.6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Goldman Sachs. No Obligor’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Obligor without the prior written consent of Goldman Sachs. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of Goldman Sachs) any legal or equitable right, remedy or claim under or by reason of this Agreement.
9.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the issuance of the Letters of Credit. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Obligor set forth in Sections 2.5, 10.2, 10.3 and 10.4 and the agreements of Goldman Sachs set forth in Sections 9.3(b) and 9.6 shall survive the payment of the Obligations, and the termination hereof.
9.9. No Waiver; Remedies Cumulative. No failure or delay on the part of Goldman Sachs in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Goldman Sachs hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
9.10. Marshalling; Payments Set Aside. Goldman Sachs shall not be under any obligation to marshal any assets in favor of any Obligor or any other Person or against or in payment of any or all of the Obligations. To the extent that any Obligor makes a payment or payments to Goldman Sachs, or Goldman Sachs enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
9.12. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
9.13. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
9.14. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY GOLDMAN SACHS IN RESPECT OF ITS RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

9.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9.16. Confidentiality. Goldman Sachs shall hold all non-public information regarding DUHI and its Subsidiaries and their businesses identified as such by DUHI and obtained by Goldman Sachs pursuant to the requirements hereof in accordance with Goldman Sachs’s customary procedures for handling confidential information of such nature, it being understood and agreed by DUHI that, in any event, Goldman Sachs may make (i) disclosures of such information to its Affiliates and to their respective agents and advisors in connection with the transactions contemplated by the Credit Documents or the Related Agreements (and to other Persons authorized by Goldman Sachs to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.16), (ii) disclosures of such information reasonably required by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to DUHI and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.16 or other provisions at least as restrictive as this Section 9.16), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Obligors received by it from Goldman Sachs, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (v) disclosures with the consent of any Obligor, and (vi) disclosures required or requested by any governmental agency or representative thereof or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, Goldman Sachs shall make reasonable efforts to notify LOTT of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Goldman Sachs by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, Goldman Sachs may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Goldman Sachs in connection with the administration and management of this Agreement and the other Credit Documents.

9.17. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, LOTT shall pay to Goldman Sachs an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Goldman Sachs and LOTT to conform strictly to any applicable usury laws. Accordingly, if Goldman Sachs contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at Goldman Sachs’ option be applied to the outstanding Obligations or be refunded to LOTT.
9.18. Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by LOTT and Goldman Sachs of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.
9.19. Entire Agreement. With the exception of those terms contained in the Letter Agreement, dated April 29, 2011, among Goldman Sachs and DUHI (the “Fee Letter”), which by the terms of the Fee Letter remain in full force and effect (such terms the “Surviving Terms”) all of Goldman Sachs’ and its Affiliates obligations under the Fee Letter shall terminate and be superseded by the Credit Documents and Goldman Sachs and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise. LOTT hereby assumes all obligations of DUHI under the Fee Letter with respect to the Surviving Terms.

9.20. PATRIOT Act. Goldman Sachs hereby notifies each Obligor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow Goldman Sachs to identify such Obligor in accordance with the PATRIOT Act.
9.21. No Fiduciary Duty. Goldman Sachs and its Affiliates, may have economic interests that conflict with those of the Obligors, their stockholders and/or their affiliates. Each Obligor agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Goldman Sachs and its Affiliates, on the one hand, and such Obligor, its stockholders or its affiliates, on the other. The Obligors acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Goldman Sachs and its Affiliates, on the one hand, and the Obligors, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of Goldman Sachs nor any of its Affiliates has assumed an advisory or fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether Goldman Sachs has advised, is currently advising or will advise any Obligor, its stockholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Credit Documents and (y) each of Goldman Sachs and its Affiliates is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Obligor agrees that it will not claim that Goldman Sachs and any of its Affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, in connection with such transaction or the process leading thereto.
•• [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DELEK US HOLDINGS, INC.
By:
Name:
Title:

LION OIL COMPANY
By:
Name:
Title:

LION OIL TRADING & TRANSPORTATION, INC.
By:
Name:
Title:

Reimbursement and Guaranty Agreement

GOLDMAN SACHS LENDING PARTNERS LLC
By:
Authorized Signatory

Reimbursement and Guaranty Agreement

APPENDIX B
TO REIMBURSEMENT AND GUARANTY AGREEMENT
Notice Addresses

•• [NAME OF BORROWER]

Attention:
Facsimile:
E-mail:

•• [NAME OF HOLDINGS]

Attention:
Facsimile:
E-mail:

•• [NAME OF SUBSIDIARY]

Attention:
Facsimile:
E-mail:

in each case, with a copy to:

Attention:
Facsimile:
E-mail:
APPENDIX -1

GOLDMAN SACHS LENDING PARTNERS LLC
Goldman Sachs Lending Partners LLC
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com with a copy to:
Goldman Sachs Lending Partners LLC
200 West Street
New York, New York 10282-2198
Attention: [                    ]]
APPENDIX -2

APPENDIX A
TO REIMBURSEMENT AND GUARANTY AGREEMENT
Notice Addresses

DELEK US HOLDING, INC. 7102 Commerce Way, Brentwood, Tennessee 37027,
Attn:	Mark B. Cox, CFO, and
Kent B. Thomas, General Counsel,
fax 615-435-1271
email kent.thomas@mapcoexpress.com
mark.cox@mapcoexpress.com

LION OIL COMPANY 7102 Commerce Way, Brentwood, Tennessee 37027,
Attn:	Mark B. Cox, CFO, and
Kent B. Thomas, General Counsel,
fax 615-435-1271
email kent.thomas@mapcoexpress.com
mark.cox@mapcoexpress.com

LION OIL TRADING & TRANSPORTATION, INC. 7102 Commerce Way, Brentwood, Tennessee 37027,
Attn:	Mark B. Cox, CFO, and
Kent B. Thomas, General Counsel,
fax 615-435-1271
email kent.thomas@mapcoexpress.com
mark.cox@mapcoexpress.com
GOLDMAN SACHS LENDING PARTNERS LLC
Goldman Sachs Lending Partners LLC
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention:     SBD Operations
Email: gsd.link@gs.com and fic c-sbdagency-nydallas @ny.email.gs.com with a copy to:
Goldman Sachs Lending Partners LLC
200 West Street
New York, New York 10282-2198
Attention. Anna Ostrovsky

Schedule 1.1
List of Existing LOCs

L/C NOS.	Bank	Beneficiary	Amount

CPCS-792814	J.P. Morgan Chase Bank, N.A.	Saudi Arabian Oil Company	$75,018,958.34

CPCS-780419	J.P. Morgan Chase Bank, N.A.	Chevron Products Company	$11,000,000.00

CPCS-901495	J.P. Morgan Chase Bank, N.A.	Trafigura	$13,969,928.80

Schedule 4.1
Jurisdictions of Organization and Qualification

Party	Jurisdiction of Organization
Delek US Holdings, Inc.	Delaware
Delek Refining, Inc.	Delaware
Delek U.S. Refining GP, LLC	Texas
Delek Refining, Ltd.	Texas
Delek Land Texas, Inc.	Texas
Delek Pipeline Texas, Inc.	Texas
MPC Land Acquisition, Inc.	Texas
MPC Pipeline Acquisition, Inc.	Texas
Lion Oil Company	Arkansas
J. Christy Construction Co., Inc.	Arkansas
Lion Oil Trading & Transportation, Inc.	Arkansas
Magnolia Pipeline Company	Arkansas
El Dorado Pipeline Company	Arkansas

2

Schedule 4.2
Equity Interests and Ownership
Ownership Interest Prior to Acquisition

Percent owned directly
or indirectly by Delek US
Issuer	Holdings, Inc.
Delek US Holdings, Inc.
Delek Refining, Inc.	100%
Delek U.S. Refining, GP LLC	100%
Delek Refining Ltd.	0.1% of General Partner Units
Delek Refining, Ltd.	99.9% of Limited Partner Units
Delek Land Texas, Inc.	100%
MPC Land Acquisition, Inc.	100%
Delek Pipeline Texas, Inc.	100%
MPC Pipeline Acquisition, Inc.	100%
Ownership Interest after Giving Effect to Acquisition

Delek US Holdings, Inc.
Percent owned directly or
Issuer	indirectly
Delek Refining, Inc.	100%
Delek U.S. Refining, GP LLC	100%
Delek Refining, Ltd.	0.1% of General Partner Units
Delek Refining, Ltd.	99.9% of Limited Partner Units
Delek Land Texas, Inc.	100%
MPC Land Acquisition, Inc.	100%
Delek Pipeline Texas, Inc.	100%
MPC Pipeline Acquisition, Inc.	100%
Lion Oil Company	88.25%
J. Christy Construction Co., Inc.	88.25%
Lion Oil Trading & Transportation, Inc.	88.25%
Magnolia Pipeline Company	88.25%
El Dorado Pipeline Company	88.25%

3

150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200
April 29, 2011
Goldman Sachs Lending Partners LLC
200 West Street
New York, NY 10282-2198
Ladies and Gentlemen:
We have acted as counsel to Delek US Holdings, Inc., a Delaware corporation (“Holdings”), in connection with the transactions that are the subject of the Reimbursement Agreement, as defined below. Capitalized terms used but not otherwise defined herein have the same meanings as in the Reimbursement Agreement.
This opinion letter is being delivered to you pursuant to Section 3.1(i) of the Reimbursement Agreement.
In connection with this opinion, we have examined the following documents (collectively, the “Transaction Documents”):
(1) that certain Reimbursement and Guaranty Agreement dated April 29, 2011, by and among Goldman Sachs Lending Partners LLC, a Delaware limited liability company (“Goldman”), by Holdings, Lion Oil Company, an Arkansas corporation (“Lion”), Lion Oil Trading & Transportation, Inc., an Arkansas corporation (“LOTT”) (the “Reimbursement Agreement”); and
(2) that certain Pledge and Security Agreement of even date with the Reimbursement Agreement, executed Holdings, Lion and LOTT in favor of Goldman (the “Security Agreement”).
We have also reviewed the certificate of incorporation and bylaws of Holdings (collectively, the “Organizational Documents”), such corporate records of Holdings, such certificates of public officials and such other matters regarding Holdings as we have deemed necessary or appropriate for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of Holdings and the officers thereof set forth in the Transaction Documents and in certificates provided pursuant to or in connection with the Transaction Documents or otherwise provided to us, and upon certificates of public officials, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of Holdings, we have relied solely upon a certificate of existence of recent date, issued by the Delaware Secretary of State.

Goldman Sachs Lending Partners LLC
April 29, 2011

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:
(a) the due organization and existence of all parties to the Transaction Documents, except to the extent that we express an opinion in Paragraph 1 below regarding the existence of Holdings,
(b) the legal capacity of all natural persons,
(c) the due authorization of the Transaction Documents by all parties thereto, except to the extent that we express an opinion in Paragraph 1 below regarding the authorization of the Transaction Documents by Holdings,
(d) the due execution and delivery of the Transaction Documents by all parties thereto, except to the extent that we express an opinion in Paragraph 2 below regarding the execution and delivery of the Transaction Documents by Holdings,
(e) that all parties to the Transaction Documents have the legal right, power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 1 below regarding the corporate power and corporate authority of Holdings,
(f) that all signatures on any executed documents furnished to us, other than signatures by or on behalf of Holdings, are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents,
(g) that the indebtedness incurred and obligations undertaken pursuant to the Transaction Documents have been incurred and undertaken for adequate consideration,
(h) that all property descriptions used in the Transaction Documents accurately and sufficiently describe the subject property, and
(i) that to the extent that attachment of the security interests of the Transaction Documents is governed by the law of any jurisdiction other than Tennessee, such security interests have attached under such law.

Goldman Sachs Lending Partners LLC
April 29, 2011

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:
1. Holdings is a validly existing Delaware corporation, in good standing under the laws of Delaware. Holdings has all necessary corporate power and corporate authority to execute and deliver the Transaction Documents and to enter into and perform its obligations thereunder. The execution and delivery of the Transaction Documents and the performance and observance of the provisions thereof by Holdings have been properly authorized by all necessary corporate actions on the part of Holdings.
2. The Transaction Documents have been duly executed and delivered by Holdings.
3. The execution, delivery and, where applicable, recording, of the Transaction Documents, and the consummation of the financing transaction that is the subject thereof, do not (a) violate any law or regulation of the State of Tennessee, United States of America or the Delaware General Corporation Law, (b) contravene the Organizational Documents of Holdings and (c) constitute a default under or breach of the terms of, or an event that, with the lapse of time or giving of notice, or both, would constitute a default under or breach of, or require the consent (which consent, as of the date hereof, has not been obtained) of any person under the terms of, the Aron Agreement or the Financing Agreement (as defined in the Reimbursement Agreement).
4. No authorization, consent, approval or other action by or filing with any governmental authority of the State of Tennessee, the United States of America or the Delaware General Corporation Law is required under for the execution and delivery of the Transaction Documents by Holdings.
5. The Security Agreement is effective to create an enforceable security interest in the interest of Holdings in the personal property described therein to the extent that a security interest therein may be created under provisions of the Uniform Commercial Code as in effect in Tennessee (the “Tennessee UCC”).
6. Assuming that the Collateral Account (as defined in the Security Agreement) is a demand, time, savings, passbook, or similar account maintained with an organization that is engaged in the business of banking, and that Goldman is Citibank, N.A.’s customer with respect to the Collateral Account, Goldman shall have “control” within the meaning of Section 9-104 of the Tennessee UCC over the Collateral Account.
7. Assuming that Holdings applies any proceeds received by it pursuant to the Reimbursement Agreement in compliance with the applicable requirements of the Reimbursement Agreement, the extensions of credit contemplated by the Reimbursement Agreement do not violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Goldman Sachs Lending Partners LLC
April 29, 2011

8. Holdings is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
The opinions expressed herein are limited to the laws of Tennessee, the Delaware General Corporation Law and the federal laws of the United States of America. Our opinions regarding existence, corporate power, corporate authority, the authorization, execution and delivery of documents and other matters of corporate law, are based solely upon our review of the latest unofficial compilations of the Delaware General Corporation Law that were available to us, and we have not examined any other Delaware statutes or any court decisions from Delaware.
We express no opinion as to the enforceability of the choice of law provisions contained in the Transaction Documents under the laws of New York or Tennessee, nor, assuming such provisions would be enforceable under the choice-of-law principles of New York and Tennessee, do we state any opinion as to the enforceability of the Transaction Documents under the internal laws of New York. Notwithstanding the foregoing, you have requested us to examine the Transaction Documents and provide you with the opinions set forth above assuming, solely for purposes of such opinions, that the internal laws of Tennessee would govern them. If the Transaction Documents were to be governed by the internal laws of Tennessee, our opinions would be as set forth herein. We note that if a court of competent jurisdiction determines one or more of the Transaction Documents to be unenforceable under the laws of New York, then such Transaction Documents may not be enforced by Tennessee courts under applicable Tennessee conflict of law principles.
The opinions expressed herein are qualified as follows:
(a) The validity, binding nature and enforceability of any liability, obligation, instrument, document or agreement are subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and other federal and state laws affecting the rights and remedies of creditors, and (ii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), whether applied in a proceeding at law or in equity.
(b) We express no opinion with respect to any matters that would require us to perform a mathematical calculation or make a determination as to financial or accounting matters (including but not limited to compliance or noncompliance with financial covenants or ratios).
Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Goldman Sachs Lending Partners LLC
April 29, 2011

As used herein, “knowledge”, “known to us”, “to our knowledge” and any similar expression refer solely to the current, actual knowledge, acquired during the course of the representation described in the introductory paragraph of this letter, of those attorneys in this firm who have rendered legal services in connection with such representation (excluding any lawyers whose involvement has been limited to reviewing this opinion as part of our firm’s opinion review procedure).
The opinions rendered herein are solely for the benefit of Goldman and its successors and assigns in connection with the transactions that are the subject of the Transaction Documents, and this opinion letter may not be delivered to or relied upon by any other person nor quoted or reproduced in any report or other document without our prior written consent in each case; provided, however, that a copy of this opinion letter may be furnished to your regulators, accountants, attorneys and other professional advisors for the purpose of confirming its existence, and this opinion letter may be disclosed in connection with any legal or regulatory proceeding relating to the subject matter hereof.

Very truly yours,

FORM OF CLOSING DATE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
1. I am the chief executive officer of Delek US Holdings, Inc. (“DUHI”) and Lion Oil Trading & Transportation, Inc. (“LOTT”)].
2. I have reviewed the terms of Section 3 of the Reimbursement and Guaranty Agreement, dated as of April 29, 2011 (as it may be amended, supplemented or otherwise modified, the “Reimbursement Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DUHI, LOTT and LION OIL COMPANY and GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), and the definitions and provisions contained in such Reimbursement Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of DUHI and LOTT, that as of the date hereof:
(i) the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date;
(ii) no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby; and
(iii) no event has occurred and is continuing or would result from the consummation of the financing contemplated hereby that would constitute an Event of Default or a Default.
4. Attached as Annex A hereto are true and complete (and, where applicable, executed and conformed) copies of each of the Related Agreements, and I have reviewed the terms of each of such documents and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to in paragraph 3.
5. Each Obligor has requested Bass, Berry & Sims PLC to deliver to Goldman Sachs on the Closing Date favorable written opinions setting forth substantially the matters in the opinions designated in Exhibit A annexed to the Reimbursement Agreement, and as to such other matters as Goldman Sachs may reasonably request.
6. Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements, and (b) the Projections.
[Signature page to follow.]

The foregoing certifications are made and delivered as of April  _____, 2011.

Name: Mark B. Cox
Title: Chief Financial Officer

FORM OF SOLVENCY CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1. I am the chief financial officer of DELEK US HOLDINGS, INC., a Delaware corporation (“DUHI”) and LION OIL COMPANY, an Arkansas corporation (“Lion”).
2. Reference is made to that certain Reimbursement and Guaranty Agreement, dated as of April 29, 2011 (as it may be amended, supplemented or otherwise modified, the “Reimbursement Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DUHI, Lion and LION OIL TRADING & TRANSPORTATION, INC., an Arkansas corporation (“LOTT” and, together with DUHI and Lion the “Obligors”) and GOLDMAN SACHS LENDING PARTNERS LLC.
3. I have reviewed the terms of Sections 3 and 4 of the Reimbursement Agreement and the definitions and provisions contained in the Reimbursement Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Related Agreements, the relating financing and the other transactions contemplated by the Credit Documents and the Related Agreements: (a) DUHI and its Subsidiaries, taken as a whole, are Solvent, and (b) Lion and its Subsidiaries, taken as a whole, are Solvent.
[Signature page to follow.]

The foregoing certifications are made and delivered as of April  _____, 2011.

Name: Mark B. Cox
Title: Chief Executive Officer

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EXECUTION VERSION
PLEDGE AND SECURITY AGREEMENT
dated as of April 29, 2011
between
EACH OF THE GRANTORS PARTY HERETO
and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Collateral Agent

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This PLEDGE AND SECURITY AGREEMENT, dated as of April 29, 2011 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between DELEK US HOLDINGS, INC., a Delaware corporation (“DUHI”), LION OIL COMPANY, an Arkansas corporation (“Lion”), LION OIL TRADING & TRANSPORTATION, INC., an Arkansas corporation (“LOTT” and, together with DUHI and Lion, the “Grantors”) and GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, together with its successors and permitted assigns, the “Collateral Agent”).
RECITALS:
WHEREAS, reference is made to (i) that certain Reimbursement and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), by and among the Grantors and Goldman Sachs and (ii) the Master Supply and Offtake Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Offtake Agreement”) among J. Aron & Company (“Aron”), Lion and LOTT;
WHEREAS, in consideration of the extensions of credit and other accommodations of Goldman Sachs as set forth in the Reimbursement Agreement and of Aron as set forth in the Offtake Agreement, each Grantor has agreed to provide collateral security as set forth herein; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:
SECTION 1. DEFINITIONS; GRANT OF SECURITY.
1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:
“Agreement” shall have the meaning set forth in the preamble.
“April Shipment” means the shipment of approximately 550,000 net barrels of Arabian Light crude oil from Saudi Arabian Oil Company to LOTT, owned by LOTT on the date hereof and expected to be delivered to the Louisiana Offshore Oil Port on or about May 3, 2011.
“Aramco Agreement” means certain Crude Oil Sales Agreement, dated as of May 1, 2010, between Saudi Arabian Oil Company and LOTT, as amended, amended and restated, supplemented or otherwise modified.
“Aron” shall have the meaning set forth in the recitals.
“Assigned Agreements” shall mean all agreements and contracts to which Lion and/or LOTT is a party covering the purchase, sale, distribution, loading, unloading, storing, shipping, transshipping, manufacturing or processing of Inventory, including without limitation the Aramco Agreement, but excluding the Offtake Agreement, as each such agreement may be amended, supplemented or otherwise modified from time to time.

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“Cash Proceeds” shall have the meaning assigned in Section 9.5.
“Collateral” shall mean all of the personal property of the Grantors in which they grant a security interest under Section 2.1, including all of their right, title and interest in, to and under such personal property; provided, however, “Collateral” shall not include (a) any Excluded Receivables or (b) any Proceeds of Inventory if such Proceeds are Excluded Receivables.
“Collateral Account” shall mean the segregated, interest-bearing bank account number ******** maintained at Citibank, N.A. by Goldman Sachs for the benefit of DUHI.
“Collateral Agent” shall have the meaning set forth in the preamble.
“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
“Control” shall mean control within the meaning of Section 9-104 of the UCC.
“Documents” shall mean all “documents” (as defined in the UCC) now owned or hereafter acquired by Lion or LOTT covering or relating to any Inventory, including all documents of title, bills of lading (including Bill of Lading No. VELA03 2011411042 / Nomination key 41104 — 40 dated March 20, 2011 in RAS TANURA AND JUAYMAH TERMINALS, Saudi Arabia with respect to 550,275 Gross US BBLS of Arabian Light crude shipped in and upon the Liberian ship called the VEGA STAR), dock warrants, dock receipts, warehouse receipts, or orders for delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that such Grantor in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.
“DUHI” shall have the meaning set forth in the preamble.
“Event of Default” means an “Event of Default” under and as defined in the Reimbursement Agreement or an “Event of Default” under and as defined in the Offtake Agreement.
“Excluded Receivables” means all Receivables and Receivables Records other than those Receivables and Receivables Records arising from or relating to the Offtake Agreement under which Aron is the Account Debtor.
“Goldman Sachs” shall have the meaning set forth in the preamble.
“GS Related Parties” shall have the meaning set forth in the Reimbursement Agreement, but shall not include Aron.

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“Indemnitee” shall mean the Collateral Agent, and its and its Affiliates’ officers, partners, directors, trustees, employees, agents.
“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).
“Inventory” shall mean all “inventory” (as defined in the UCC), now owned or hereafter acquired by Lion and/or LOTT, wherever located, including without limitation (i) all hydrocarbons, including but not limited to crude oil and any products refined, processed, recovered or obtained therefrom, including but not limited to gasoline, jet fuel, diesel fuels, fuel oil blendstocks, and other petroleum products of any kind or nature, in all stages of production from raw materials through work-in-process to finished goods (all of the foregoing being collectively “hydrocarbon inventory”), (ii) all hydrocarbon inventory located in vessels, tanks or pipeline systems, including without limitation hydrocarbon inventory in the Liberian ship, VEGA STAR, and in the LOOP LLC (Louisiana Offshore Oil Port), LOCAP, Shell Pipeline, Exxon Mobil Pipeline Company, Magnolia Pipeline, Conoco Phillips, Nustar, Koch, El Dorado Pipeline, West Texas Gulf Pipeline, Mid-Valley Pipeline, Enterprise Crude Pipeline LLC, Enterprise TE Products Pipeline Company LLC or Magellan Midstream Partners, L.P. pipelines and (iii) any hydrocarbon inventory commingled with other hydrocarbons and any resulting product or mass.
“Lien” shall mean, with respect to any property, any interest in such property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, a Grantor shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.
“Lion” shall have the meaning set forth in the preamble.
“LOTT” shall have the meaning set forth in the preamble.
“Offtake Agreement” shall have the meaning set forth in the recitals.
“Receivables” shall mean all rights to payment, whether or not earned by performance, for Inventory sold or otherwise disposed of, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument or General Intangible, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Lion or LOTT or any computer bureau or agent from time to time acting for Lion or LOTT or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

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“Reimbursement Agreement” shall have the meaning set forth in the recitals.
“Secured Documents” shall mean the Reimbursement Agreement and the Offtake Agreement.
“Secured Obligations” shall have the meaning assigned in Section 3.1.
“Secured Parties” shall mean the GS Related Parties, Aron and the Collateral Agent.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“United States” shall mean the United States of America.
1.2 Definitions; Interpretation.
(i) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, Chattel Paper, General Intangibles, Goods, Instrument, Inventory, Proceeds, Record, Supporting Obligations and Tangible Chattel Paper.
(ii) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Reimbursement Agreement. The incorporation by reference of terms defined in the Reimbursement Agreement shall survive any termination of the Reimbursement Agreement until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

4

SECTION 2. GRANT OF SECURITY.
2.1 Grant of Security. (a) Each of Lion and LOTT hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now or hereafter existing or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located::
(i) the Assigned Agreements;
(ii) the Inventory;
(iii) all Documents relating to the Inventory;
(iv) all Receivables and Receivables Records, in each case arising from or relating to the Offtake Agreement;
(v) Insurance;
(vi) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
(vii) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
(b) Each of Lion and LOTT hereby grants to the Collateral Agent, for the benefit of the GS Related Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now or hereafter existing or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located:
(i) the Offtake Agreement;
(ii) all Receivables and Receivables Records arising from or relating to the Offtake Agreement under which Aron is the Account Debtor;
(iii) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
(iv) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
(c) DUHI hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the Collateral Account, including the cash balance therein and all Proceeds thereof.

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2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 attach to (a) any Excluded Receivables, (b) any Proceeds of Inventory if such Proceeds are Excluded Receivables, and (c) any Assigned Agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest in such Assigned Agreement is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such Assigned Agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such Assigned Agreement not subject to the prohibitions specified in (i) or (ii) above; provided further that such exclusions shall not include any Proceeds of any such Assigned Agreement.
SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of the following obligations (the “Secured Obligations”): (i) in the case of Sections 2.1(a) and 2.1(c) all obligations of every nature of Lion and/or LOTT from time to time under any Secured Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Grantor, would have accrued on any such obligation, whether or not a claim is allowed against such Grantor for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise and (ii) in the case of Section 2.1(b), all Obligations (as defined in the Reimbursement Agreement).
3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral and to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

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3.3 Offtake Agreement.
Lion, LOTT and (by its acceptance hereof as indicated by its signature below) Aron agree that, unless Goldman Sachs otherwise agrees, and notwithstanding any provision to the contrary contained in the Offtake Agreement, the amount of the Receivable with respect to the April Shipment shall not be reduced by credit, debit, offset, recoupment, counterclaim or any other manner whatsoever, other than payment in cash held by the Collateral Agent as additional collateral hereunder or applied to the purchase price payable by LOTT to Saudi Arabian Oil Company under the Aramco Agreement.
SECTION 4. CERTAIN PERFECTION REQUIREMENTS
4.1 Delivery Requirements. (i) With respect to all Inventory title of which is evidenced by a Document, (x) the Grantors shall cause all originals of such Document to be delivered to the Collateral Agent, duly indorsed or in blank, promptly (and in any event not later than 2 Business Days) after acquiring such Document (provided that all such Documents relating to Inventory owned by LOTT on the date hereof (including without limitation the April Shipment) shall be delivered to the Collateral Agent, duly indorsed or in blank, on the date hereof), and (y) from time to time thereafter, whenever such Inventory is in the possession of a bailee (unless such possession is reasonably expected to occur for a period shorter than 3 Business Days) for the purpose of the ultimate sale or exchange of such Inventory or loading, unloading, storing, shipping, transshipping, manufacturing, processing, or otherwise dealing with such Inventory in a manner preliminary to its sale or exchange, and such bailee has issued a Document for such Inventory, the Grantors shall cause all originals of such Document to be delivered to the Collateral Agent, duly indorsed or in blank, promptly (and in any event not later than 2 Business Days) after Grantors receive such Document. From time to time upon the reasonable request of any Grantor, the Collateral Agent shall release any Document in its possession to enable such Grantor to effect any transaction referred to in clause (y) of the preceding sentence. Notwithstanding the foregoing or anything in Section 5.3(ii) to the contrary, (i) Collateral Agent acknowledges that no Documents are being delivered to the Collateral Agent on the date hereof and that failure to so deliver any Document in and of itself shall not be a breach of the terms of this Agreement and (ii) each of the Grantors and the Collateral Agent agree to use commercially reasonably efforts to promptly after the date hereof establish arrangements whereby any bills of lading with respect to any shipment of crude oil to any Grantor or its Subsidiaries shall be delivered to, and held by, the Collateral Agent or its designee until such time as the Collateral Agent shall release such bill of lading in accordance with the preceding sentence.
(ii) With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper to the Collateral Agent duly indorsed in blank within 2 Business Days of Grantor acquiring rights therein.
4.2 Notice. Each Grantor shall promptly inform the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4.1 hereof.

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SECTION 5. REPRESENTATIONS AND WARRANTIES.
Each Grantor hereby represents and warrants, on the date hereof, that:
5.1 Grantor Information & Status.
(i) Schedule 5.1(A) & (B) (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located.
(ii) except as provided on Schedule 5.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years;
(iii) such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction;
(iv) no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC); and
(v) no Grantor has performed any acts or is party to any agreements which might prevent the Collateral Agent from enforcing any of the terms of this Agreement or which would limit the Collateral Agent in any such enforcement.
5.2 Ownership of Collateral and Absence of Other Liens.
(i) it has good and merchantable title to the Collateral purported to be owned by it, free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person; and it does not hold any Inventory on consignment.
(ii) other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office Other than the Collateral Agent and any automatic control in favor of the bank maintaining the Collateral Account, no Person is in Control of the Collateral Account, other than Permitted Liens;
(iii) and no Inventory is in the possession of any Person (other than such Grantor) asserting any claim thereto or security interest therein, other than under this Agreement and the Secured Documents.

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5.3 Status of Security Interest.
(i) upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute a valid, perfected, first priority Liens. The deposit account control agreement entered into on the date hereof among the Collateral Agent, DUHI and the bank maintaining the Collateral Account is effective to establish the Collateral Agent’s Control of the Collateral Account;
(ii) the Grantors have delivered or caused to be delivered to the Collateral Agent, duly indorsed or in blank, all originals of Documents evidencing title to Inventory owned by Lion and LOTT that is located on ships on the date hereof to the extent required under this Agreement;
(iii) no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except for the filings contemplated by clause (a) above; and
(iv) each Grantor is in compliance with its obligations under Section 4 hereof.
5.4 Goods & Receivables.
(i) each Receivable (a) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (b) is and will be enforceable in accordance with its terms, (c) is not and will not be subject to any credits, rights of recoupment, setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise, and except as provided in the Offtake Agreement) and (d) is and will be in compliance with all applicable laws, whether federal, state, local or foreign;
(ii) no Goods now or hereafter produced by any Grantor and included in the Collateral have been or will be produced in violation of the requirements of the Fair Labor Standards Act, as amended, or the rules and regulations promulgated thereunder;
(iii) all of Lion’s and LOTT’s Inventory is in good condition, is free from damage caused by casualty and is located at (i) Lion’s refinery in El Dorado, Arkansas, (ii) in pipelines or tanks connected, directly or indirectly to such refinery, or (iii) in-transit to such pipelines, tanks or refinery in the ordinary course of business.

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SECTION 6. COVENANTS AND AGREEMENTS.
Each Grantor hereby covenants and agrees that:
6.1 Grantor Information & Status.
(i) Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Reimbursement Agreement, it shall not change such Grantor’s name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Agent in writing at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.
6.2 Ownership of Collateral and Absence of Other Liens.
(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein; and
(ii) upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral or any portion thereof, the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof.
6.3 Status of Security Interest. Each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens.
6.4 Goods & Receivables.
(i) it shall not deliver any Document evidencing any Inventory to any Person other than the issuer of such Document to claim the Goods evidenced thereby or the Collateral Agent or as permitted by Section 4.1; it shall not permit Inventory owned by it to be located at any location except for the locations referred to in Section 5.4(iii); and it shall not take by consignment material quantities of Goods of the same type as the Inventory;
(ii) it shall preserve and keep the Inventory owned by it at all times in good condition in all material respects so that its value and the security interest created hereby shall at no time become materially impaired; and it shall not do or permit anything to be done to the Collateral that may reasonably be expected to violate the terms of any insurance covering the Collateral or any part thereof;

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(iii) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;
(iv) other than in the ordinary course of business (i) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a material adverse effect on the value of such Receivable; (ii) following and during the continuation of an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;
(v) it shall observe and comply in all material respects with all laws, statutes, ordinances, rules, regulations, judgments, decrees, franchises, permits, licenses, certificates and requirements of all federal, state, parish, county, municipal and other governmental agencies, departments, commissions, boards, courts and authorities applicable to the Collateral owned by it; and it shall pay prior to delinquency all taxes, levies, license fees, assessments, and other impositions levied on the Collateral or any part thereof, unless properly disputed and pursued in the appropriate administrative or judicial forum;
(vi) at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may: (i) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (ii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iii) enforce, at the expense of such Grantor, collection of any such Receivables, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within 2 Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in an account notified by the Collateral Agent to such Grantor to be maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and
(vii) the Grantors shall not request or cause or permit to be issued any Document evidencing title to Inventory (other than Vega Star bills of lading) unless requested by Collateral Agent or otherwise in the ordinary course of business and consistent with past practice.

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6.5 Supply Paths for Foreign and Domestic Offshore Crudes.
Lion and LOTT shall use commercially reasonable efforts to continue to use the supply paths to Lion’s refinery in El Dorado, Arkansas that they have heretofore described to the Collateral Agent for substantially all of the Inventory; provided that upon Lion or LOTT becoming aware of, or determining to make, any material changes to the use of such supply paths, Lion or LOTT shall, as applicable, promptly notify the Collateral Agent thereof.
SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES.
7.1 Access; Right of Inspection; Information.
The Collateral Agent shall at all times have full and free access during normal business hours to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall at all times also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein. The Grantors shall furnish information concerning the Collateral at such reasonable times and as often as the Collateral Agent may reasonably request, including without limitation schedules describing the Inventory included in the Collateral, in form satisfactory to the Collateral Agent, by location (showing Inventory in transit, and Inventory in the possession of third parties), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, and reconciliations between the amounts shown in the Grantors’ general ledgers and financial statements and such schedules.
7.2 Further Assurances.
(i) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:
(i) file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
(ii) at any reasonable time, upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent;
(iii) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

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(iv) furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.
(ii) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:
(i) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Reimbursement Agreement;
(ii) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(iii) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
(iv) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;
(v) to prepare and file any UCC financing statements against such Grantor as debtor;

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(vi) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and
(vii) generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
8.2 No Duty on the Part of Collateral Agent or Secured Parties
(i) . The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
SECTION 9. REMEDIES.
9.1 Generally.
(i) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:
(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;
(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

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(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.
(ii) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.
(iii) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
(iv) The Collateral Agent shall have no obligation to marshal any of the Collateral.

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9.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not in its individual capacity) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Reimbursement Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, subject to Section 9.4, to the payment of all other Secured Obligations for the ratable benefit of the Secured Parties other than the Collateral Agent; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
9.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.
9.4 Offtake Agreement. By reason of the fact that the Collateral consisting of rights under the Offtake Agreement secure Secured Obligations owing to the GS Related Parties but not Secured Obligations owing to Aron, the benefits of the Receivables arising under the Offtake Agreement shall (unless otherwise agreed by Goldman Sachs and Aron) be shared by them ratably in connection with the exercise of any remedies hereunder and under the Offtake Agreement by determining their respective ratable shares of such Receivables (calculated as if such Receivables did secure all of the Secured Obligations owing to them) and applying the share of the Proceeds of such Receivables allocable to the GS Related Parties under clause second of Section 9.2, it being acknowledged and agreed that Aron, as the Account Debtor with respect to such Receivables, may derive its corresponding benefit by exercising its right of set-off under the Offtake Agreement against an amount up to but not exceeding its ratable share (calculated as aforesaid) of such Receivables (calculated as aforesaid). If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from the Collateral Account or instruct the bank at which the Collateral Account is maintained to pay the balance of the Collateral Account to or for the benefit of the Collateral Agent.

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9.5 Further Provisions. The Collateral Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits to foreclose the security interest created hereby and sell the Collateral or any portion thereof under a judgment of a court or courts of competent jurisdiction. For purposes of Louisiana executory process procedures, each Grantor acknowledges the Secured Obligations and does hereby confess judgment in favor of the Collateral Agent for the full amount of the Secured Obligations. Each Grantor agrees that upon the occurrence of an Event of Default the Collateral Agent may cause the Collateral to be seized and sold under executory or ordinary process, at the Collateral Agent’s sole option, without appraisement, appraisement being hereby expressly waived, as an entirety or in parcels as the Collateral Agent may determine, to the highest bidder for cash, and otherwise exercise the rights, powers and remedies afforded herein and under applicable Louisiana law. Any and all declarations of fact made by authentic act before a Notary Public in the presence of two witnesses by a person declaring that such facts lie within his knowledge shall constitute authentic evidence of such facts for the purpose of executory process. Each Grantor hereby waives in favor of the Collateral Agent: (a) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (b) the demand and three days delay accorded by Louisiana Code of Civil Procedure Article 2721; (c) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (d) the three days delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; and (e) the benefit of the other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723, not specifically mentioned above. In the event the Collateral or any part thereof is seized as an incident to an action for the recognition or enforcement of this Security Agreement by executory process, ordinary process, sequestration, writ of fieri facias, or otherwise, each Grantor and the Collateral Agent agree that the court issuing any such order shall, if petitioned for by the Collateral Agent, direct the applicable sheriff to appoint as a keeper of the Collateral, the Collateral Agent or any agent designated by the Collateral Agent or any person named by the Collateral Agent at the time such seizure is effected. This designation is pursuant to Louisiana Revised Statutes 9:5136-9:5140.2 and the Collateral Agent shall be entitled to all the rights and benefits afforded thereunder as the same may be amended. It is hereby agreed that the keeper shall be entitled to receive as compensation, in excess of its costs and expenses incurred in the administration or preservation of the Collateral, an amount equal to one thousand ($1,000.00) dollars per day, payable on a weekly basis. The designation of keeper made herein shall not be deemed to require the Collateral Agent to provoke the appointment of such a keeper.
SECTION 10. COLLATERAL AGENT.
The Collateral Agent has been appointed by the Secured Parties to act as Collateral Agent hereunder by their acceptance of the benefits hereof. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement. It is acknowledged and agreed by all parties hereto that the Collateral Agent may release Collateral from the Collateral Account in accordance with Section 2.6 of the Reimbursement Agreement.
SECTION 11. CONTINUING SECURITY INTEREST.
This Agreement shall create a continuing security interest in the Collateral and shall be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Upon the payment in full of all Secured Obligations owing to all Secured Parties other than Aron and the cancellation or expiration of the Letters of Credit, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral granted or arising hereunder shall revert to the Grantors; provided that if at such time a “Default” or “Event of Default” shall have occurred and be continuing under the Offtake Agreement, such termination hereof shall not occur until the payment in full of all Secured Obligations owing to Aron and the termination of the Offtake Agreement. Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of Inventory to Aron or any other Person in accordance with the Offtake Agreement, the Liens granted herein on such Inventory (but not on the Proceeds thereof) shall be deemed to be automatically released with no further action on the part of any Person. The Collateral Agent shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as such Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release. Nothing herein shall diminish or otherwise affect the rights of Aron under the Offtake Agreement or any other agreement or instrument executed in connection therewith (including the rights of Aron with respect to the security interest in certain collateral granted under Section 17.2 of the Offtake Agreement, which security interest shall continue notwithstanding any termination of this Agreement).

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SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Reimbursement Agreement.
SECTION 13. MISCELLANEOUS.
Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 9.1 of the Reimbursement Agreement (and for this purpose, the address for the Collateral Agent shall be deemed to be the same address as Goldman Sachs). No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Secured Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Secured Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of breach of such first covenant if such action is taken. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Reimbursement Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Secured Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Secured Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.
IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DELEK US HOLDINGS, INC., as Grantor
By:
Name:
Title:

By:
Name:
Title:

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LION OIL COMPANY, as Grantor
By:
Name:
Title:

LION OIL TRADING & TRANSPORTATION, INC., as Grantor
By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Collateral Agent
By:
Title: Authorized Signatory

Accepted:

GOLDMAN SACHS LENDING PARTNERS LLC, in its individual capacity

By:

	Title:	Authorized Signatory

J. ARON & COMPANY

By:

	Title:	Authorized Signatory

SCHEDULE 5.1
TO PLEDGE AND SECURITY AGREEMENT
GENERAL INFORMATION
(A)
Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Chief Executive
Office/Sole Place of
Business (or
Full Legal	Type of	Jurisdiction of	Residence if Grantor
Name	Organization	Organization	is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)
Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

SCHEDULE 5.1-1

SCHEDULE 5.4 TO
PLEDGE AND SECURITY AGREEMENT
FINANCING STATEMENTS:

Grantor	Filing Jurisdiction(s)

9473705.2

94757251.1
SCHEDULE 4.7.1

EXHIBIT D

LION OIL TRADING & TRANSPORTATION, INC.

INCUMBENCY CERTIFICATE
The undersigned, being the Chief Financial Officer of LION OIL TRADING & TRANSPORTATION, INC., an Arkansas corporation (“LOTT”), hereby certifies that:
(1) [S]He is the Chief Financial Officer of LOTT; and
(2) Attached hereto as Exhibit A are the names of the authorized signatories of LOTT, holding on the date hereof the titles set forth opposite their names, each of whom is authorized to sign all documents on behalf of LOTT in connection with the Reimbursement and Guaranty Agreement by and among LOTT, Delek US Holdings, Inc., Lion Oil Company and Goldman Sachs Lending Partners LLC dated as of April [_____], 2011.
IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of Lion Oil Trading & Transportation, Inc. as of this [_____] day of April, 2011.

Name: [ ]
Title: Chief Financial Officer
The undersigned, being the Chief Executive Officer of Lion Oil Trading & Transportation, Inc., hereby certifies that [                                        ] is on this day the Chief Financial Officer of Lion Oil Trading & Transportation, Inc., and that the signature above is his [her] genuine signature.
DATED this [ 1 day of April, 2011.

Name: [ ]
Title: Chief Executive Officer

Exhibit A
EXHIBIT A

Name	Title	Signature

[ ]	Chief Executive Officer

[ ]	[ ]

[ ]	[ ]

[ ]	[ ]

[ ]	Chief Financial Officer

Form of Solvency Certificate